News Release
Medtronic Media Contacts:
Martha Goldberg Aronson, Investor Relations, 763-505-2694
Marybeth Thorsgaard, Public Relations, 763-505-2644
Medtronic and Kyphon Complete Merger
Expects Growth in Treatments for Debilitating Spinal Conditions
MINNEAPOLIS — November 2, 2007 — Medtronic, Inc. (NYSE:MDT) today announced that it has completed its acquisition of Kyphon Inc. Under the terms of the agreement announced on July 27, 2007, Kyphon shareholders will receive $71.00 per share in cash for each share of Kyphon common stock they own. The total value of the transaction, including payment of Kyphon debt, was approximately $4.2 billion. Medtronic financed the transaction primarily using cash on hand.
“The product lines and the geographic presence of these two companies are highly complementary,” said Bill Hawkins, president and chief executive officer of Medtronic. “We expect this acquisition to help accelerate the growth of Medtronic’s existing spinal business by extending our product offerings into some of the fastest growing product segments and enabling us to provide physicians with a broader range of therapies for use at all stages of the care continuum.”
Richard Mott, president and chief executive officer of Kyphon, said, “We are pleased that we were able to deliver outstanding value to our shareholders that fully reflects Kyphon’s innovation and growth potential. Combining our business with Medtronic’s Spinal business is also advantageous for our customers, their patients and our employees. As a part of the Medtronic organization, we will increase our ability to meet the needs of our clinician customers and the patients they serve with our technologies, and our employees will have the opportunity to become part of a larger organization with a shared vision as well as additional career and advancement opportunities.”
Medtronic also announced that Kyphon has completed its acquisition of the non-vertebroplasty assets of Disc-O-Tech Medical Technologies, Ltd., and has entered into a definitive agreement to divest substantially all of the assets relating to the Disc-O-Tech Confidence product line. The purchaser of the Confidence assets has agreed to assume substantially all of Kyphon’s payment obligations under Kyphon’s agreements to acquire those assets. The divestiture agreement remains subject to regulatory clearances and other customary conditions.

About Medtronic
Medtronic, Inc., headquartered in Minneapolis, is the world’s leading medical technology company, alleviating pain, restoring health and extending life for people with chronic disease. Its Internet address is www.medtronic.com.
This press release contains forward-looking statements regarding our operating momentum, new products and other developments, which are subject to risks and uncertainties, such as competitive factors, the risk that Kyphon may not be integrated successfully and that the cost savings and other synergies from the acquisition may not be fully realized, difficulties and delays inherent in the development, manufacturing, marketing and sale of medical products, government regulation, general economic conditions and other risk and uncertainties described in Medtronic’s Annual Report on Form 10-K for the year ended April 27, 2007. Actual results may differ materially from anticipated results. Medtronic does not undertake to update its forward-looking statements.
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Medtronic, Inc. 2007